Exhibit 3.1
CERTIFICATE OF INCORPORATION
INTEVAC, INC.
ARTICLE I
     The name of the corporation is Intevac, Inc.
ARTICLE II
     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).
ARTICLE III
     The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE IV
     The name and mailing address of the incorporator are as follows:
Charles B. Eddy III
Intevac, Inc.
3560 Bassett Street
Santa Clara, California 95054
ARTICLE V
     The total number of shares of stock that the corporation shall have authority to issue is Sixty Million (60,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock, $0.001 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share.
     The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation is authorized to determine the designation and to fix the number of shares of any series of the undesignated Preferred Stock, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, including provisions with respect to dividends, liquidation, conversion, full, limited, or no voting powers, redemption and other rights. Within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series of the undesignated Preferred Stock, the Board of Directors is further authorized to increase or decrease (but not below the number of shares of that series then outstanding) the number of shares of that series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE VI
     The number of directors that constitutes the entire Board of Directors shall be no less than five (5) nor more than nine (9), the exact number of directors to be fixed from time to time within such limit by a duly adopted resolution of the Board of Directors.
     Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote of the stockholders or by court order may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present.
ARTICLE VII
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.
ARTICLE VIII
     The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
ARTICLE IX
     Special meetings of the stockholders of the corporation for any purpose or purposes may be called at any time by the president of the corporation, the chairman of the Board of Directors or a majority of the authorized number of directors or by the holders of shares entitled to cast not less than ten percent of the votes at the meeting, but such special meetings may not be called by any other person or persons. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with this Certificate of Incorporation or the Bylaws of the corporation, and no action shall be taken by the stockholders by written consent.
ARTICLE X
     To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.
     The corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it currently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
     Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any action, suit or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XI
     Except as provided in Article X above, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XII
     Pursuant to DGCL Section 203(b)(1), the corporation shall not be governed by the provisions of DGCL Section 203.
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     I, the undersigned, as the sole incorporator of the corporation, have signed this Certificate of Incorporation on May 25, 2007.

/s/ Charles B. Eddy III

Charles B. Eddy III
Incorporator

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